Exhibit 12

FORM OF TAX OPINION

[____________], 2024

Federated Hermes Government Income Securities, Inc.
4000 Ericsson Drive
Warrendale, PA 15086-7561

Federated Hermes Government Income Trust
4000 Ericsson Drive
Warrendale, PA 15086-7561

Re: Reorganization of a Maryland Corporation and a Series of a Massachusetts Business Trust

Ladies and Gentlemen:

Federated Hermes Government Income Trust, a Massachusetts business trust (the “Surviving Fund Registrant”), on behalf of its segregated portfolio of assets, Federated Hermes Government Income Fund (the “Surviving Fund”), and Federated Hermes Government Income Securities, Inc., a Maryland corporation (the “Reorganizing Fund”),1 have requested our opinion as to certain federal income tax consequences of the acquisition of all or substantially all of the assets of the Reorganizing Fund by the Surviving Fund pursuant to an Agreement and Plan of Reorganization dated as of [XX] (the “Agreement”) by and among the Surviving Fund Registrant on behalf of the Surviving Fund and the Reorganizing Fund.2 The Agreement contemplates the Reorganizing Fund transferring all or substantially all of its assets to the Surviving Fund in exchange solely for shares in the Surviving Fund, followed by the Reorganizing Fund’s distribution of those shares pro rata to its Shareholders in liquidation thereof (all the foregoing transactions involving the Reorganizing Fund and the Surviving Fund being referred to herein as the “Reorganization”).

In rendering this opinion, we have examined (1) the Agreement and (2) the Prospectus/Information Statement dated [January 12, 2024] regarding the Reorganization (the “Prospectus” and, together with the Agreement, the “Documents”). We have assumed, for those purposes, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties made in the Agreement and on the statements and representations of officers and other representatives of the Funds (each, a “Representation” and collectively the “Representations”). We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and at the Closing Date will be, correct without that qualification. We have also assumed that as to all matters for which a person or entity has represented that the person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

OPINION

With respect to the Reorganization and the Funds participating therein and the Shareholders thereof, it is our opinion that, based solely on the facts and Representations set forth in the Documents and the assumptions described above, and conditioned on all the Representations being true and complete on the Closing Date and the Reorganization being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), for federal income tax purposes:

(1)             The transfer of all or substantially all of the Reorganizing Fund’s assets to the Surviving Fund solely in exchange for Surviving Fund Shares (followed by the distribution of Surviving Fund Shares to the Reorganizing Fund shareholders in dissolution, liquidation and termination of the Reorganizing Fund) will constitute a “reorganization” within the meaning of Section 368(a)3, and the Surviving Fund and the Reorganizing Fund will each be a “party to a reorganization” within the meaning of Section 368(b).

(2)             No gain or loss will be recognized by the Surviving Fund upon the receipt of the assets of the Reorganizing Fund solely in exchange for Surviving Fund Shares.

(3)             No gain or loss will be recognized by the Reorganizing Fund upon the transfer of the Reorganizing Fund’s assets to the Surviving Fund solely in exchange for Surviving Fund Shares or upon the distribution (whether actual or constructive) of Surviving Fund Shares to Reorganizing Fund Shareholders in exchange for their Reorganizing Fund Shares.

(4)             No gain or loss will be recognized by any Reorganizing Fund Shareholder upon the exchange of its Reorganizing Fund Shares for Surviving Fund Shares (including fractional shares).

(5)             The aggregate tax basis of the Surviving Fund Shares received by each Reorganizing Fund Shareholder pursuant to the Reorganization (including any fractional shares) will be the same as the aggregate tax basis of the Reorganizing Fund Shares held by such Reorganizing Fund Shareholder immediately prior to the Reorganization. The holding period of Surviving Fund Shares received by each Reorganizing Fund Shareholder (including any fractional shares) will include the period during which the Reorganizing Fund Shares exchanged therefor were held by such shareholder, provided the Reorganizing Fund Shares are held as capital assets at the time of the Reorganization.

(6)             The tax basis of the Reorganizing Fund’s assets acquired by the Surviving Fund will be the same as the tax basis of such assets to the Reorganizing Fund immediately prior to the Reorganization. The holding period of the assets of the Reorganizing Fund in the hands of the Surviving Fund will include the period during which those assets were held by the Reorganizing Fund.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on the Funds participating therein or the Shareholders thereof with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof under a mark-to-market system of accounting).

Our opinion regarding the Reorganization is based on, and is conditioned on the continued applicability of, the provisions of the Code and Treasury Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (the “IRS”) in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the IRS or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the IRS, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign tax consequences of the Reorganization or any other action (including any taken in connection therewith). Our opinion also applies with respect to the Reorganization only to the extent each Fund participating therein is solvent, and we express no opinion about the tax treatment of the Reorganization if either Fund participating therein is insolvent. Finally, our opinion is solely for information and use of the addressees, the Funds and their Shareholders and may not be relied on for any purpose by any other person without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 of the Surviving Fund Registrant (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) in connection with the Reorganization. Further, we hereby consent to the references to our firm and the discussion of this opinion in the Registration Statement under the Prospectus heading “Federal Income Tax Consequences.” In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act of 1933, as amended (the “Securities Act”) or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

1 Each of the Surviving Fund and the Reorganizing Fund is sometimes referred to herein as a “Fund.”

2 Each capitalized term that is not defined herein has the meaning ascribed thereto in the Agreement.

3 “Section” references are to the Internal Revenue Code of 1986, as amended (the “Code”), except as otherwise specified herein.